Exhibit 99.1

NEWS RELEASE

ASCENA RETAIL GROUP, INC. REPORTS THIRD QUARTER
SALES AND RECORD EARNINGS RESULTS

— NET INCOME INCREASES 8% —

— ADJUSTED NET INCOME PER SHARE INCREASES 10% TO $0.66 —

— COMPARABLE STORE SALES INCREASE 6% —

SUFFERN, NY – May 25, 2011 – Ascena Retail Group, Inc. (NASDAQ - ASNA) today reports sales and record earnings results for its fiscal third quarter and nine months ended April 30, 2011.

Fiscal Third Quarter Results

Net income for the fiscal third quarter increased 8% to $51.8 million, or $0.64 per diluted share, compared to net income of $48.0 million, or $0.59 per diluted share, for the third quarter of fiscal 2010.

Adjusted net income on a non-GAAP basis increased to $53.7 million, or $0.66 per diluted share, compared to net income for last year’s third quarter of $49.0 million, or $0.60 per share.  During the third quarter, the Company incurred a total of $3.1 million of pretax charges for certain items that management believes are not indicative of ongoing operations. The Company believes it is valuable for users of the Company’s financial statements to be made aware of the non-GAAP financial information as such measures are used by management to evaluate the operating performance of the Company on a comparable basis. Accordingly, a GAAP to non-GAAP reconciliation of results is provided later in this release.

Net sales for the third quarter increased 9% to $722.8 million, compared to $665.5 million last year.  The overall increase was primarily due to across-the-board increases in comparable store sales, as well as strong growth in e-commerce sales. The sales increase included a consolidated comparable store sales increase of 6% for the quarter compared to last year.

By division, net sales for dressbarn increased 5% to $255.4 million, compared to $242.5 million last year, with a comparable store sales increase of 4%. Net sales for maurices increased 17% to $208.2 million, compared to $177.9 million last year, with a comparable store sales increase of 11%.  Net sales for Justice increased 6% to $259.2 million, compared to $245.1 million last year, with a comparable store sales increase of 3%.

Selling, general and administrative (“SG&A”) expenses for the third quarter were $213.6 million, or 29.6% of sales, compared to $194.9 million, or 29.3% of sales last year.  SG&A expenses on a non-GAAP basis were $210.8 million, or 29.2% of sales, compared to $193.3 million, or 29.0% of sales last year. The slight increase in SG&A as a percentage of sales was due in part to higher marketing costs as the Company continues to invest in its brands to drive customer traffic.

Operating income for the third quarter was $86.4 million, or 12.0% of sales, compared to $76.7 million, or 11.5% of sales last year.  On a non-GAAP basis, operating income increased 14% to $89.5 million, or 12.4% of sales, compared to $78.3 million, or 11.8% of sales last year.  The increase in operating income as a percentage of sales was due to a strong performance of all three brands, most notably maurices.

Fiscal Nine Month Results

Net income for the nine month period increased to $142.3 million, or $1.75 per diluted share, compared to net income of $91.4 million, or $1.19 per diluted share for the first nine months of fiscal 2010.

Adjusted net income on a non-GAAP basis increased to $150.2 million, or $1.85 per diluted share, compared to net income for the nine month period of fiscal 2010 of $102.1 million, or $1.33 per diluted share. During the first nine months of fiscal 2011, the Company incurred $12.7 million of pretax charges for certain items that management believes are not indicative of ongoing operations, compared to pretax charges of $16.7 million last year.  A GAAP to non-GAAP reconciliation of these results is provided later in this release.

Net sales for the nine month period ended April 30, 2011 increased 32% to $2.19 billion, compared to $1.66 billion for last year’s nine month period ended April 24, 2010.  The increase was primarily due to strong sales performance at maurices and Justice, including the effect of accounting for a full period of Justice’s sales compared to a partial period in the prior year due to the merger closing on November 25, 2009.  Comparable store sales increased 6%.

For the nine month period by division: net sales for dressbarn increased 1% to $707.2 million with comparable store sales increasing 1%. Net sales for maurices increased 19% to $593.5 million with comparable store sales increasing 12%. Net sales for Justice were $887.5 million with comparable store sales increasing 6% during this period.

SG&A expenses for the nine month period were $635.6 million, or 29.0% of sales, compared to $480.4 million, or 28.9% of sales in the prior year’s nine month period. SG&A expenses on a non-GAAP basis were $623.9 million, or 28.5% of sales, compared to $469.5 million, or 28.2% of sales in the prior nine month period. The increase in the SG&A rate of 10 basis points on a GAAP basis and 30 basis points on a non-GAAP basis was due to ongoing costs for the Company’s investment in several key integration projects, increases in marketing spend, and an increase in the provision for incentive compensation relating to better-than-expected operating performance.

Operating income for the nine month period was $235.7 million, or 10.8% of sales, compared to $157.6 million, or 9.5% of sales in the prior year’s nine month period. On a non-GAAP basis, operating income increased to $248.4 million, or 11.4% of sales, compared to $168.5 million, or 10.1% of sales in the prior fiscal year. This increase as a percentage of sales is mainly due to improved gross profit.

Commentary

David R. Jaffe, President and Chief Executive Officer of Ascena Retail Group, Inc., commented, “We are very pleased to report solid gains in both sales and earnings.  In each of our concepts, we have focused on providing a compelling value proposition to consumers, the success of which is reflected by our continued, across-the-board comparable store sales increases. As we go forward, we are mindful that today’s consumer is under increasing pressure, and we are working hard to ensure that we retain our leadership position for both fashion and value within each of our brands.  We are confident that we have struck the right balance of merchandise and pricing and will continue to do so.”

Mr. Jaffe continued, “Our new corporate organizational structure is providing us the opportunity to retain the special qualities that have brought each of our brands to prominence and to share best practices across all of our businesses.  We remain focused on evaluating a variety of strategies to further utilize our strong balance sheet and our operating infrastructure to drive enhanced returns and value to our shareholders.”

Reconciliation of GAAP to Non-GAAP Net Income, Diluted EPS, SG&A Expenses and Operating Income

Net Income and diluted earnings per share are shown below on both a GAAP and a non-GAAP basis for the fiscal third quarter and nine month period ended April 30, 2011 and April 24, 2010. The following items are excluded from GAAP and are shown below as non-GAAP measures: 1) previously announced corporate reorganization and integration costs, 2) start-up expenses for the previously announced entry into Canada and entry into the Boys Market for Justice, 3) charges related to our deferred compensation plan that result from stock market appreciation that impacts the liability for this plan, 4) merger-related costs, 5) loss on extinguishment of debt in the prior year and 6) impairment of the Studio Y trade name in the prior year. Because management believes these items may not be indicative of normal operating items, management believes these non-GAAP measures are useful to investors as an alternative for measuring the Company’s operating performance and comparing it against the prior fiscal year.

	Fiscal Third Quarter
	FY 2011				FY 2010
	Income before income taxes	Income taxes	Net income	Diluted net income per common share	Income before income taxes	Income taxes	Net income	Diluted net income per common share
	(in millions, except per share amounts)
Reported GAAP basis	$86.7	$34.9	$51.8	$0.64	$77.1	$29.1	$48.0	$0.59
Adjustments to expenses:
Corporate reorganization and integration costs	0.9	0.3	0.6	0.01	—	—	—	—
Start-up expenses	0.4	0.2	0.2	0.00	—	—	—	—
Charges related to deferred compensation plan	1.8	0.7	1.1	0.01	1.2	0.4	0.8	0.01
Merger-related costs	—	—	—	—	0.4	0.2	0.2	0.00
Non-GAAP basis	$89.8	$36.1	$53.7	$0.66	$78.7	$29.7	$49.0	$0.60

	Fiscal Nine Months
	FY 2011				FY 2010
	Income before income taxes	Income taxes	Net income	Diluted net income per common share	Income before income taxes	Income taxes	Net income	Diluted net income per common share
	(in millions, except per share amounts)
Reported GAAP basis	$236.4	$94.1	$142.3	$1.75	$149.2	$57.8	$91.4	$1.19
Adjustments to expenses:
Corporate reorganization and integration costs	5.3	1.9	3.4	0.04	—	—	—	—
Start-up expenses	1.8	0.7	1.1	0.02	—	—	—	—
Charges related to deferred compensation plan	5.2	2.0	3.2	0.04	2.7	1.0	1.7	0.02
Merger-related costs	0.4	0.2	0.2	0.00	6.2	2.1	4.1	0.05
Loss on debt extinguishment	—	—	—	—	5.8	2.1	3.7	0.05
Impairment of trade name	—	—	—	—	2.0	0.8	1.2	0.02
Non-GAAP basis	$249.1	$98.9	$150.2	$1.85	$165.9	$63.8	$102.1	$1.33

Selling, general and administrative expenses:

	Fiscal Third Quarter		Fiscal Nine Months
	FY 2011	FY 2010	FY 2011	FY 2010
	(in millions)
Reported GAAP basis	$213.6	$194.9	$635.6	$480.4
Adjustments to SG&A expenses:
Corporate reorganization and				—
integration costs	(0.6)	—	(4.3)	—
Start-up expenses	(0.4)	—	(1.8)
Charges related to deferred compensation plan	(1.8)	(1.2)	(5.2)	(2.7)
Merger-related costs	—	(0.4)	(0.4)	(6.2)
Impairment of trade name	—	—	—	(2.0)
Non-GAAP basis	$210.8	$193.3	$623.9	$469.5

Operating income:

	Fiscal Third Quarter		Fiscal Nine Months
	FY 2011	FY 2010	FY 2011	FY 2010
	(in millions)
Reported GAAP basis	$86.4	$76.7	$235.7	$157.6
Adjustments to expenses:
Corporate reorganization and				—
integration costs	0.9	—	5.3	—
Start-up expenses	0.4	—	1.8
Charges related to deferred compensation plan	1.8	1.2	5.2	2.7
Merger-related costs	—	0.4	0.4	6.2
Impairment of trade name	—	—	—	2.0
Non-GAAP basis	$89.5	$78.3	$248.4	$168.5

Fiscal July 2011 Earnings Guidance

The Company has reaffirmed its earnings guidance per diluted share for the fiscal year ending July 2011 in the range of $2.28 to $2.33. This estimate is based upon various assumptions for the year, including a mid-single digit increase in comparable store sales for the remainder of the fiscal year. The Company plans to end fiscal 2011 with a total of approximately 2,500 dressbarn, maurices and Justice stores.

Conference Call Information

The Company will conduct a conference call today, May 25, 2011 at 4:30PM Eastern Time to review its third quarter fiscal 2011 results followed by a question and answer session. Parties interested in participating in this call should dial in at (617) 213-8064 prior to the start time, the passcode is 90119640.  The call will also be simultaneously broadcast at www.ascenaretail.com.  A recording of the call will be available shortly after its conclusion and until June 25, 2011 by dialing (617) 801-6888, the passcode is 57765981.

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. was created as a public company effective January 1, 2011.  The Company is a leading national specialty retailer of apparel for women and tween girls, operating, through its wholly-owned subsidiaries, the dressbarn, maurices and Justice brands. The Company operates through its subsidiaries nearly 2,500 stores throughout the United States and Canada, with revenues of over $2.8 billion.

dressbarn stores offer casual, career, special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 834 stores in 47 states. maurices stores offer casual and career apparel and accessories at great values to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operate 767 stores in 44 states. Justice stores offer trend-right apparel and accessories at value prices for tween girls ages 7-14 and operate 890 stores in 46 states, Puerto Rico and Canada.

For more information, please visit www.dressbarn.com, www.maurices.com and www.shopjustice.com.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved.  Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available on Dress Barn, Inc.’s most recent report on Form 10-K/A for the year ended July 31, 2010 and Ascena Retail Group, Inc.’s Form 10-Q for the quarter ended January 29, 2011.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(845) 369-4600

Ascena Retail Group, Inc.
Consolidated Statements of Operations (Unaudited)
(millions, except per share data)

	Third Quarter Ended
	April 30, 2011	% of Net Sales	April 24, 2010	% of Net Sales

Net sales	$722.8	100.0%	$665.5	100.0%
Cost of goods sold, including occupancy and buying costs	401.8	55.6%	373.9	56.2%
Gross profit	321.0	44.4%	291.6	43.8%
Selling, general and administrative expenses	213.6	29.6%	194.9	29.3%
Depreciation and amortization expense	21.0	2.9%	20.0	3.0%
Operating income	86.4	12.0%	76.7	11.5%

Interest expense	(0.6)	-0.1%	(0.6)	-0.1%
Interest and other income, net	0.9	0.1%	1.0	0.1%
Income before provision for income taxes	86.7	12.0%	77.1	11.6%
Provision for income taxes	34.9	4.8%	29.1	4.4%
Net income	$51.8	7.2%	$48.0	7.2%

Net income per common share:
Basic	$0.67		$0.60
Diluted	$0.64		$0.59

Weighted average common shares outstanding:
Basic	77.8		79.5
Diluted	80.9		81.9

Ascena Retail Group, Inc.
Consolidated Statements of Operations (Unaudited)
(millions, except per share data)

	Nine Months Ended
	April 30, 2011	% of Net Sales	April 24, 2010 (a)	% of Net Sales

Net sales	$2,188.2	100.0%	$1,663.7	100.0%
Cost of goods sold, including occupancy and buying costs	1,251.4	57.2%	975.8	58.7%
Gross profit	936.8	42.8%	687.9	41.3%
Selling, general and administrative expenses	635.6	29.0%	480.4	28.9%
Depreciation and amortization expense	65.5	3.0%	49.9	3.0%
Operating income	235.7	10.8%	157.6	9.5%

Interest expense	(1.9)	-0.1%	(5.9)	-0.4%
Interest and other income, net	2.6	0.1%	3.3	0.2%
Loss on extinguishment of debt	—	—	(5.8)	-0.3%
Income before provision for income taxes	236.4	10.8%	149.2	9.0%
Provision for income taxes	94.1	4.3%	57.8	3.5%
Net income	$142.3	6.5%	$91.4	5.5%

Net income per common share:
Basic	$1.82		$1.31
Diluted	$1.75		$1.19

Weighted average common shares outstanding:
Basic	78.2		69.6
Diluted	81.1		76.9

(a)	Includes a partial period of Justice results from the merger date of November 25, 2009 to April 24, 2010.

Ascena Retail Group, Inc.
Consolidated Balance Sheets (Unaudited)
(millions)

	April 30,	April 24,
	2011	2010
Current Assets:
Cash and cash equivalents	$314.2	$263.3
Short-term investments	53.0	84.0
Inventories	300.9	264.0
Prepaid expenses and other current assets	90.9	59.4
Total current assets	759.0	670.7
Non-current investments	120.6	27.7
Property and equipment, net	483.6	479.6
Goodwill	229.7	229.7
Other intangible assets, net	184.6	186.0
Other assets	34.9	30.1
Total assets	$1,812.4	$1,623.8

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$169.7	$152.2
Accrued expenses and other current liabilities	188.3	182.2
Current portion of long-term debt	1.5	1.4
Total current liabilities	359.5	335.8

Long-term debt	23.5	25.0
Other long-term liabilities	287.3	258.1
Total liabilities	670.3	618.9
Equity	1,142.1	1,004.9
TOTAL LIABILITIES AND EQUITY	$1,812.4	$1,623.8